                                                          EXHIBIT 5.1



[LOGO]                                         Robert H. Beber
                                               Executive Vice President and
                                               General Counsel

                                               W. R. Grace & Co.
                                               One Town Center Road
                                               Boca Raton, FL 33486-1010

                                               Tel: (407) 362-1959
                                               Fax: (407) 362-1970

                                               July 29, 1996

W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida 33486-1010

Gentlemen:

        You have asked me, as General Counsel of W. R. Grace & Co. ("Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-4 ("Registration Statement"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, covering shares ("Shares") of Class D Preferred Stock, par value $.10 per share, of the Company.

        I have examined, or caused to be examined, the Certificate of Incorporation and By-laws of the Company, as amended to date, the form of amendment to the Company's Certificate of Incorporation filed as appendix to the Registration Statement ("Amendment"), the records of the Company's corporate proceedings, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

        Based on the foregoing, I am of the opinion that, upon the approval of the Amendment by a majority of the total voting power of the Company's outstanding capital stock, the filing of the Amendment with the Department of State of the State of New York, the issuance and delivery of the Shares in the manner prescribed in the Registration Statement, and the taking of other appropriate corporate action by the Company's Board of Directors, the Shares will be validly issued, fully paid and nonassessable shares of the Company's Class D Preferred Stock.

        I express no opinion as to any laws other than those of the states of Delaware and New York and the federal laws of the United States.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me appearing under the caption "Validity of Shares" in the Prospectus included therein.

                                             Very truly yours,

                                             /s/ Robert H. Beber